PROSPECTUS

10,615,884 SHARES

GENESISINTERMEDIA.COM, INC.

COMMON STOCK

     The shares of common stock of GenesisIntermedia, Inc. covered by this prospectus may be sold from time to time by the stockholders specified in this prospectus or their pledgees, donees, transferees or other successors in interest. This prospectus relates to:

•     10,615,884 shares, of which:

  883,170 are shares which may in the future be issued to certain selling stockholders upon the conversion of the debentures;
  1,117,500 are shares which may in the future be issued to certain selling stockholders upon the exercise of outstanding warrants;
  8,615,214 are shares of outstanding common stock; and

•    a presently indeterminate number of additional shares that may be issuable upon stock splits, stock dividends, recapitalizations or other similar transactions, in accordance with Rule 416 under the Securities Act of 1933.

      Those number of shares as to which this prospectus relates is based on the outstanding shares of common stock and the exercise of warrants at the current applicable conversion or exercise rate; however, the shares issuable upon conversion of the debentures are subject to adjustment and could be more or less than the estimated amount listed in this prospectus, depending on factors which cannot be predicted at this time. Additionally, the number of shares of common stock issuable upon exercise of the warrants held by Elliott Associates, L.P., Elliott International, L.P., Denmore Investments Ltd., Infinity Outdoor, Inc., and The Macerich Company listed in this prospectus are a maximum number as of the date of this prospectus. On March 21, 2001, we effected a three-for-one stock split in the form of a dividend to our stockholders. All share numbers used in this prospectus shall reflect this stock split.

      The common stock is listed on the Nasdaq National Market under the symbol “GENI,” on the Pacific Exchange under the symbol “GNS,” and on the Frankfurt Stock Exchange under the symbol “GIA.” On May 24, 2001, the last sale price of the common stock on the Nasdaq National Market was $16.70 per share.

      Our principal executive offices are located at 5805 Sepulveda Boulevard, 8th Floor, Van Nuys, CA 91411, and our telephone number is (818) 902-4300. Our website is located at http:\\www.genesisintermedia.com. Information contained in our website is not a part of this prospectus.

      An investment in the shares offered in this prospectus entails a high degree of risk. See "Risk Factors" beginning on page 4 for information that should be considered by prospective investors.

     Neither the Securities and Exchange Commission nor or any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 25, 2001.

INFORMATION INCORPORATED BY REFERENCE

        The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede previously filed information, including information contained in this prospectus.

        We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed:

  The description of our common stock, contained in our registration statement filed on Form 8-A filed with the Commission on December 9, 1998.
  The Annual Report on Form 10-K for the period ended December 31, 2000 filed with the Commission on April 16, 2001, as amended by filings made with the Commission on April 30 and May 25, 2001.

        You may request free copies of these filings by writing or calling us at:

GenesisIntermedia, Inc.
5805 Sepulveda Boulevard, 8th Floor
Van Nuys, California 91411
(818) 902-4300
Attn: Investor Relations

        This prospectus is part of a registration statement we filed with the Commission. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

WHERE YOU CAN FIND MORE INFORMATION

         We are a reporting company and file annual, quarterly and current reports, proxy materials and other information with the Commission. You may read and copy these reports, proxy materials and other information at:

       Securities & Exchange               Regional Office of the SEC              Regional Office of SEC
             Commission                        7 World Trade Center                 500 West Madison Street
       Public Reference Room                        Suite 1300                            Suite 1400
       450 Fifth Street, N.W.                   New York, NY 10048                  Chicago, IL 60661-2511
         New York, NY 10048
You can request copies of these documents by writing to the Commission and paying a fee for the copying costs. Please call the Commission at 1-800-SEC-0330 for more information about the operation of the public reference room. Our Commission filings are also available at the Commission's Internet web site at http://www.sec.gov. You may also visit our Internet site at http:\\www.genesisintermedia.com.

THE COMPANY

     GenesisIntermedia, Inc. uses its core competencies to develop technologies and technology-related companies to market and sell products and services in strategically identified market segments. We own distinct marketing channels, and through CENTERLINQ, are a leading provider of public Internet access portals in shopping malls. We have been establishing an infrastructure to build, develop and nurture new companies and technologies, with an emphasis on matching traditional products, services and businesses with compatible technologies. We market our products and services, which we develop, license exclusively or distribute for third parties, utilizing traditional media, including network and cable television, radio, newspapers and magazines, as well as newer technologies, including the Internet and our CENTERLINQ network. As we have done with CENTERLINQ, we leverage our strength in operations, marketing and the deployment of traditional and new media to advance new and innovative technologies within strategically identified market segments.

     Historically, our operation has consisted of the marketing, advertising and sales of our own products and those of our clients utilizing traditional marketing channels. While we continue to utilize conventional media to fulfill our marketing needs and those of our clients, our focus more recently has been on investing in and bringing to market innovative technology-based concepts that center around use of emerging technologies, including the Internet.

     We intend to continue to search for market segments in which we believe marketing and technology strategies can be applied to leverage growth and efficiency. As we identify these segments, we intend to develop, acquire or otherwise apply technologies or our marketing capabilities to achieve growth and increased market share.

     We may do this through the acquisition of businesses, as we have done with CarRental Direct.com, Inc., through services agreements where we make our technologies and marketing available to third parties or for our own products, as we do with Men are From Mars, Woman are From Venus products, or through the development of new technologies to create new market opportunities, as we have done with CENTERLINQ.

      CENTERLINQ is an integration of equipment and software that creates an attractive physical presence in retail malls, allowing for interactive advertising and retailing. CENTERLINQ is also accessible through the Internet at http://www.CENTERLINQ.com. Advertising displayed on large screen monitors on and adjacent to the public access kiosks enhances network usage and revenues. We have invested heavily to support the operational needs of CENTERLINQ and to attain a leadership position as a network of public Internet portals.

      At March 31, 2001, CENTERLINQ was deployed and operating in 32 shopping malls across the United States. Traffic at these malls could enable CENTERLINQ to create up to approximately 35 million impressions per month. We foresee CENTERLINQ network expansion in additional malls through North America, and are discussing expansion in Europe and Latin America.

      Even though we are entering emerging markets and have begun to generate revenue from CENTERLINQ, we continue to rely on marketing production for a substantial part of our revenues. Proprietary products sold by us through integrated marketing capabilities including audio and video tapes and companion material productions based on the book Men Are From Mars, Women Are From Venus, by John M. Gray, Ph.D., and other new products we have recently acquired. We expect that revenue from the marketing products will continue to account for a major percentage of our revenues in the foreseeable future but, while revenues are expected to rise, the overall percentage of revenues that can be attributed to the these marketing activities will decline as we make additional investments and acquisitions and generate additional growth from technology-related enterprises.

      Our CENTERLINQ experience has helped prove our model of how to apply technology and marketing development standards and resources to targeted industry segments to achieve an effective rollout of product. We believe our best opportunity to create and enhance long-term shareholder value will be our ability to identify targeted market segments, businesses and products where our marketing and technology capabilities can be a catalyst for rapid growth and market leadership. In addition to identifying businesses or products that may benefit by our marketing and technology capabilities, our acquisition candidates will include companies whose core competencies include the development of communications and information technologies, networking solutions, interactive concepts and a variety of other technologies that can be integrated to create new or significantly expand market opportunities.

      Our facilities and executive offices are located at 5805 Sepulveda Boulevard, 8th Floor, Van Nuys, California 91411, and our telephone number is (818) 902-4300.

RISK FACTORS

     This prospectus contains forward-looking statements that involve risks and uncertainties. Genesis' actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, including those set forth in the following risk factors and elsewhere in this prospectus and the documents incorporated in this prospectus. In evaluating our business, you should consider carefully the following factors in addition to the other information set forth or incorporated in this prospectus.

Because our revenues depend on a limited number of products and clients, we must retain our current products and clients or attract new ones

         Our revenues to date have been derived from a relatively small number of products and clients. If there is a significant reduction in product sales or if we lose one of our larger products, our business will be adversely impacted. In addition, a decrease in the marketing expenditures of our clients or the loss of a major client would also have an adverse affect on our business. In 2000, approximately 34% of our revenues came from the sale of one product. In addition, our products and the sales of media time are frequently based on oral agreements that may be terminated at any time. Our failure to diversify our product line and expand our client base could adversely affect our results of operations.

If our new products are not successful or if we are unable to continue to sell media time to third parties, our business will be adversely affected

         We only began to market new products that we acquired from third parties in 1998. Prior to that, in 1997, approximately 41% of our revenues were derived from media sales to a corporation that is owned by a majority stockholder of ours. In 1998, approximately 25% of our revenues were derived from media sales to this corporation. In addition, revenue from telemarketing for products owned by this client accounted for approximately 78% of our total telemarketing revenues in 1997 and approximately 90% in 1998. In 2000, none of our media sales and none of telemarketing revenues were derived from transactions with this client. We must begin to derive significant revenues from our new products and, to the extent we continue our media sales business, continue to make media sales to third parties for our business to succeed.

Recent expansion into new interactive multimedia markets has not yet generated significant revenue

         Since 1998, we have expanded our media offerings to include interactive multimedia technologies, including the Internet, and interactive kiosks through the CENTERLINQ network to businesses seeking to conduct electronic commerce. The expansion included the formation of our Centerlinq, Inc. subsidiary. However, revenue generated by this subsidiary has not been significant and capital investments to develop and deploy the CENTERLINQ network have been substantial. We expended approximately $7 million in 1999 and $17 million in 2000 on CENTERLINQ network development. We expect that we will continue to invest in the building of our infrastructure and expansion. As a result, we expect to experience losses in these areas in 2001.

Our ability to compete effectively will be adversely affected if our marketing channels and technologies do not gain acceptance

         We are developing multidisciplinary marketing that we believe will be competitive. This development includes choices about the marketing channels we employ and using the appropriate technology to exploit those channels. If our marketing channels are not successful or if we fail to effectively exploit those channels, our business will be adversely affected.

Our ability to expand our business will be significantly limited if we cannot obtain additional financing

         To accomplish our plans to expand CENTERLINQ, purchase new products and media time to advertise these products, we need substantial additional capital, which we may not be able to obtain. We are currently negotiating with lenders to obtain additional financing, but this additional financing may not be available on terms that are favorable to us, or at all. If adequate funds are not available, or are not available on acceptable terms, our ability to implement our expansion plans will be significantly limited.

Reliance on external sales force

         Our strategy has been to concentrate on developing the infrastructure supporting CENTERLINQ and the technology needed to make the system work properly. Efforts are now under way to bolster the management team with marketing and sales personnel. We have placed significant reliance on our strategies and the effectiveness in selling advertising on the CENTERLINQ network. Should we fall short in our expectations or should the timing in selling advertising be delayed, we could experience a significant decline in our projected CENTERLINQ operations.

Threat of mall owners sponsoring competing platforms

         The real estate community has been characterized by property owner consortiums and efforts by larger capitalization owners to sponsor their own e-commerce platforms. There is some risk that kiosk-based platforms will be offered by mall owners. The Simon Property Group and General Growth Properties have both announced intentions to sponsor such interactive advertising in their malls.

Ability to sign up additional malls

         We have recently entered into lease contracts with mall owners for deployment of CENTERLINQ systems and are pursuing contracts for additional malls. There is no assurance that we will be successful in signing additional mall contracts or renewing our existing contracts on acceptable terms. Failure to enter into new contracts for deployment of CENTERLINQ on acceptable terms could negatively impact capital raising and could adversely affect or operating results.

Our success depends on our ability to retain Ramy El-Batrawi and other key personnel

         We believe that the development of our business to date has been largely the result of the services of our chief executive officer, Ramy El-Batrawi. Although we are developing a management team, the loss of Mr. El-Batrawi's services would have a detrimental impact on the further development of business. Our success also depends on our ability to hire and retain other qualified employees. We may not be able to locate and hire those employees because of the intense competition in our industry for personnel with the requisite skills.

Dependence on a small number of clients and products

         A relatively small number of clients and products have historically contributed significantly to our revenues. If there is a significant reduction in product sales or in a large client's marketing expenditures or the loss of one or more of our largest products or clients, and this is not replaced by new products or client accounts or an increase in business from existing products or clients, then this will have a significant adverse impact on us. However, because we intend to continue to rely on broad-or multi-market products like the Men From Mars products, it is possible that the dependence on revenues from a limited number of products will continue in the future. If we do not diversify our product lines and client base, we may put ourselves in a position of risk that the loss or under-performance of a single product or client may adversely affect us.

Related party transactions have historically generated a substantial portion of our revenue

         Selling media time to Trade Your Way To Riches, Inc., a corporation owned by our majority stockholder, represented none of our revenue in 1996, approximately 41% in 1997 and approximately 25% in 1998. In addition, in 1997 and 1998, revenue from Trade represented approximately 90% and 78% of our revenue from telemarketing for products owned by our clients. Although total revenue related to Trade in 1999 and 2000 declined to less than 1% of total revenue, and we anticipate that Trade-related revenue will continue to represent less than 1% of future revenue, we have only since October 1998 begun to sell media time to a significant number of new clients. In addition, we have recently begun marketing the new products we acquired in late 1998. Any inability to continue media sales to third parties or failure of our new products could significantly and adversely affect us.

Our current business structure may not be successful in addressing quarterly fluctuations

         Our management believes that our business structure of offering multi-disciplinary marketing for our own and third parties' disparate products and services is unique. We believe the uniqueness of this structure, as well as the inherent uncertainty of forecasting product sales generally will make quarterly forecasts difficult and quarterly results will fluctuate. These quarterly fluctuations and resulting deviations from forecast results may cause volatility in the price for the common stock that may not reflect long-term results or prospects. We expect these fluctuations to be exaggerated as we execute our acquisition strategy, which will involve direct expenses, as well as new product development and marketing expenses. The magnitude and timing of these expenses will vary. Integration of disparate products, services and distribution channels that are developed internally, acquired or contracted with third parties to market will also contribute to the unpredictability of quarterly results.

Acceptance of marketing channels and technologies are key to our ability to compete

         We are developing multi-disciplinary marketing that we believe will be competitive. This development includes choices about the right marketing channel--such as CENTERLINQ and its versatile kiosk system for deployment in regional shopping malls and other public access areas--and the right technology to exploit that channel--the Internet and the interface of the kiosks. A number of factors related to those choices may adversely affect competitiveness, including:

  rapid technological changes that make these or future offerings obsolete;
  changes in, or mistakes in gauging user and client requirements and preferences; and
  frequent new product and service introductions by others or evolving industry standards and practices in emerging markets that may promote adoption of technologies other than those chosen by us.

The oral agreements on which much of our business relies are terminable at will

         We frequently market products on the basis of oral agreements that may be terminated by either party at any time, and there are no written contracts relating to the sale of media time to clients. Because of those terminable arrangements, any of our clients may discontinue utilizing their services at any time in the future.

Future expansion is dependent on raising additional capital

         We are currently negotiating to obtain additional financing for the expansion of CENTERLINQ. If the negotiations do not materialize and we are unable to obtain additional financing, the future expansion of CENTERLINQ will be slowed significantly and will adversely affect us.

         We are also seeking additional financing to expand our existing business to purchase new products and purchase media time to advertise for these products. If we are unable to obtain this financing, our ability to purchase media time to advertise our products will be significantly limited.

Future sales of our common stock by existing stockholders or sales by us to new investors could depress our stock price

         As of April 30, 2001, after giving effect to a 3-for-1 stock split of our common shares, we had 21,852,860 shares of common stock outstanding, and approximately 3,765,907 additional shares of common stock were issuable upon the exercise of outstanding employee stock options, of which 2,040,903 were exercisable. All of the shares underlying those options have been registered for resale on the Commission's Form S-8. Dilution of existing shareholders' interests may occur if we issue additional shares of common stock underlying outstanding shares of our preferred stock. Dilution of existing shareholders' interests may also occur if we issue additional shares of common stock through private placements. Of the outstanding shares, approximately 12,426,857 are freely tradable and the balance are restricted, but may be sold pursuant to Rule 144. We are registering 10,615,884 shares of our common stock in the registration statement of which this prospectus is a part, 8,615,214 of which are currently outstanding restricted shares. All of the shares being registered in connection with this prospectus may be sold in the public market.

         Sales of a substantial number of shares of our common stock in the public market, or the perception that substantial sales might occur, could cause the market price of our stock to decrease significantly. This could also make it more difficult for us to raise capital by selling stock or use our stock as currency in acquisitions.

International expansion may result in new business risks

          If we expand internationally, this expansion could subject us to new business risks, including:

  adapting to the differing business practices and laws in foreign commercial markets;
  difficulties in managing foreign operations;
  limited protection for intellectual property rights in some countries;
  difficulty in accounts receivable collection and longer collection periods;
  costs of enforcement of contractual obligations;
  impact of recessions in economies outside the United States;
  currency exchange rate fluctuations; and
  potentially adverse tax consequences.

Market volatility may have an adverse effect on our stock price

          The trading price of our common stock has fluctuated widely in the past and, like most stocks, it will continue to fluctuate in the future. The price could fluctuate widely based on numerous factors, including:

  quarter-to-quarter variations in our operating results;
  changes in analysts' estimates of our earnings or our competitors' earnings;
  announcements by us or our competitors of technological innovations or new services;
  general conditions in the commercial real estate industry;
  developments or disputes concerning copyrights or proprietary rights;
  regulatory developments; and
  economic or other factors.

         In addition, in recent years, the stock market in general, and the shares of Internet-related and other technology companies in particular, have experienced extreme price fluctuations. This volatility has had a substantial effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of the specific companies.

Stock ownership by executive officers and directors provides substantial influence over matters requiring a vote of stockholders

         Our executive officers and directors beneficially own a sufficient number of our outstanding common stock to exercise substantial influence over the election of directors and other matters requiring a vote of stockholders. This concentrated ownership might delay or prevent a change in control and may impede or prevent transactions in which stockholders might otherwise receive a premium for their shares.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this prospectus, all of which are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future business success or financial results. The forward-looking statements are subject to a number of risks, uncertainties and assumptions about us, including those described in "Risk Factors."

     When we use words like "believe," "expect," "anticipate" or similar words or terms, we are making forward-looking statements.

     You should note that an investment in our common stock involves risks and uncertainties that could affect our future business success or financial results. Our actual results could differ materially from those anticipated expressly or implicitly in these forward-looking statements as a result of many factors, including those set forth in "Risk Factors" and elsewhere in this prospectus.

     We believe that it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to predict accurately or over which we have no control. You should be aware that the occurrence of the events described under the heading "Risk Factors" and elsewhere in this prospectus could adversely affect our business, financial condition and operating results. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of shares by the selling stockholders. If all of the warrants to purchase 1,117,500 shares of our common stock were presently exercised for cash, we would receive $6,370,000 in cash proceeds from the sale of those shares to the selling stockholders. We intend to use these proceeds for working capital and other general corporate purposes. If the warrants are exercised through warrant conversion, "cashless exercise" or through the surrender of other shares of stock, the cash proceeds will be reduced.

SELLING STOCKHOLDERS

     The following table sets forth, as of April 30, 2001, certain information regarding the beneficial ownership of the outstanding common stock by the selling stockholders, consisting of:

  the shares that the selling stockholders presently hold;
  the shares that the selling stockholders may acquire upon exercise of warrants, and the shares that the selling stockholders may acquire upon conversion of the debentures,both before the offering of the shares and as adjusted to reflect the sale of the shares.

both before the offering of the shares and as adjusted to reflect the sale of the shares.

      On March 15, 2001, we entered into a private placement transaction with Elliott Associates, L.P. and Elliott International, L.P. pursuant to a securities purchase agreement. In connection with the private placement, we issued an aggregate of $3 million in principal amount of 7% convertible debentures due December 31, 2001 and warrants to purchase up to 300,000 shares of our common stock (after accounting for the 3-for-1 stock split which became effective as of March 21, 2001) for an aggregate purchase price of $3 million. The debentures are convertible into common stock at a conversion price of $6.83. We are required to repay $1 million in principal amount of the debentures in the aggregate per month beginning on the second full calendar month following the effective date of the registration statement of which this prospectus forms a part. The repayments are payable in cash in an amount equal to $1,050,000 or payable in shares of common stock by dividing the principal amount being repaid by a stock repayment rate equal to the lesser of (i) the conversion price and (ii) 90% of the ten lowest closing prices of our common stock during the 22 trading days preceding the repayment date. The purchasers have a right to convert any monthly amount due, which would otherwise be payable in common stock, based upon a market price similar to the stock repayment rate. The warrants are exercisable from March 15, 2001 through March 15, 2004 at an exercise price equal to $7.66 (subject to certain adjustments). In connection with the private placement, we entered into a registration rights agreement with the purchasers, pursuant to which we are registering 200% of the number of shares of common stock currently underlying the debentures and the shares underlying the warrants. The purchasers are entitled to certain liquidated damages and redemption rights in connection with certain defaults under the registration rights agreement.

      We have agreed to initially register 10,615,884 shares for resale by the selling stockholders. Of those shares, up to 2,000,256 being offered by the selling stockholders were or will be acquired from us as follows:

  Debentures--883,170 shares upon conversion of 7% convertible debentures issued in the aggregate principal amount of $3 million in a private placement pursuant to a securities purchase agreement dated March 15, 2001.
  Warrants--300,000 shares upon exercise of warrants issued in a private placement pursuant to a securities purchase agreement dated March 15, 2001; 600,000 shares upon exercise of warrants issued pursuant to a space lease agreement in November, 2000; 150,000 shares upon exercise of warrants issued pursuant to a release agreement dated September, 2000, and 67,500 shares upon exercise of warrants issued pursuant to a securities purchase agreement dated February 2000.

      With the exception of the shares purchased on the open market, each selling stockholder that purchased securities from us in these transactions represented to us that it was acquiring the securities and would acquire the shares of common stock for its own account and with no present intention of distributing any of the shares except pursuant to this prospectus or sales exempt from the registration requirements of the Securities Act. Under our agreements with some of the purchasers, we filed with the Commission, under the Securities Act, a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the shares from time to time on the Nasdaq National Market, the Pacific Exchange or the Frankfurt Stock Exchange or in privately negotiated transactions. We have agreed to use our best efforts to keep the registration statement effective until the later of (i) the date on which all the selling stockholders have completed the sales or distribution described in the registration statement or, if earlier, those securities may be sold by the selling stockholders under Rule 144 (provided that our transfer agent has accepted an instruction from us to such effect), or (b) the second anniversary of the closing date of the private placement to those selling stockholders.

      None of the selling stockholders has held any position or office or had a material relationship with us or any of our affiliates within the past three years other than as a result of the ownership of the preferred stock, common stock, debentures or warrants. We may amend or supplement this prospectus from time to time to update this disclosure.

      The number of shares being offered by this prospectus as set forth in the following table represents the specified number of shares that may be sold by the selling stockholders under this prospectus. However, under Rule 416 under the Securities Act, the registration statement of which this prospectus is a part will also cover any additional shares of common stock that become issuable in connection with the shares registered for sale in this prospectus by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in our number of outstanding shares of common stock.

      The numbers set forth in the following table assume that the selling stockholders sell all of their shares offered by this prospectus to unaffiliated third parties under this prospectus. The selling stockholders may sell all or part of or none of their shares.

                                                           Shares Issuable
                                                            Upon Presently
                                                            Convertible or                                Beneficial
                                         Shares              Exercisable                               Ownership After
                                      Beneficially            Securities             Shares                Offering
                                      Owned Prior            Included in             Being          ---------------------
   Selling Stockholder                to Offering               Total               Offered         Number     Percent
 -------------------------------    -------------        ------------------       -----------      -------     -------
Denmore Investments, Ltd.........       293,500               217,500             262,500          31,000        *
Elliott Associates, L.P..........       448,043(3)            370,793(1)          591,585(2)          0          *
Elliott International, L.P.......       448,043(3)            370,793(1)          591,585(2)          0          *
The Macerich Company.............       600,000               600,000             600,000             0          *
Ultimate Holdings, Ltd...........     9,675,678                  0              8,570,214(4)     1,105,464     5.06%

Total............................    11,272,855               1,559,086        10,615,884        1,136,464
*Less than one percent.
(1)      Includes 220,793 shares issuable upon conversion of debentures assuming 30 days interest accrued and a conversion price of $6.83, and 150,000 shares of common stock issuable upon exercise of warrants.
(2)      Pursuant to a Registration Rights Agreement with the Selling Stockholders, we are registering an amount of shares equal to 200% of the number of shares issuable upon conversion of debentures and 100% of the number of shares issuable upon exercise of the warrant.
(3)      Includes shares issuable upon conversion or exercise of debenture and warrants as indicated in footnote (1), plus 77,250 shares held as recordholder.
(4)      2,100,000 shares were previously registered as issued on Form S-3 (Commission File No. 333-41120). Of such shares, at April 30, 2001 Ultimate Holdings, Ltd. held 753,430 unsold shares.

PLAN OF DISTRIBUTION

     We will not receive any proceeds from the sale of the shares offered under this prospectus. The shares are being offered on behalf of the selling stockholders. The shares may be sold or distributed from time to time by the selling stockholders, or by pledgees, donees or transferees of, or other successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.

     The sale of the shares may be effected in one or more of the following methods:

  ordinary brokers' transactions, which may include long or short sales;
  transactions involving cross or block trades or otherwise on the Nasdaq National Market, the Pacific Exchange or the Frankfurt Stock Exchange;
  purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts under this prospectus;
  “at the market” to or through market makers or into an existing market for the shares;
  in other ways not involving market makers or established trading markets, including direct sales to purchases or sales effected through agents;
  through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);
  in privately negotiated transactions not involving a broker-dealer; or
  any combination of the foregoing, or by any other legally available means.

      In addition, the selling stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the selling stockholders. Selling stockholders may also engage in short sales and other transactions in the common stock or derivatives thereof, and may pledge, sell, deliver or otherwise transfer the common stock offered in this prospectus in connection with such transactions. The selling stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by those broker-dealers of the shares, which shares may be resold thereafter under this prospectus. The selling stockholders may also sell the shares in exempt transactions under Rule 144, to the extent that exemption is available.

      Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of the shares for whom the broker-dealers may act as agent, or to whom they may sell as principal, or both. The compensation as to a particular broker-dealer may be less than or in excess of customary commissions. The selling stockholders and any broker-dealers who act in connection with the sale of shares under this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling stockholder can presently estimate the amount of that compensation. We know of no existing arrangements between any selling stockholder, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

      We have advised the selling stockholders of the anti-manipulation rules of Regulation M under the Exchange Act in connection with a distribution of securities. In addition, we will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered by this prospectus. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

      At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

      We have agreed to indemnify certain of the selling stockholders and any person controlling those selling stockholders against certain liabilities, including liabilities under the Securities Act. Those selling stockholders have agreed to indemnify us and certain related persons against certain liabilities, including liabilities under the Securities Act.

      We have agreed with certain of the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until all the shares are sold by the selling stockholders or all unsold shares are immediately saleable without restriction (including without volume limitations) and without registration under the Securities Act.

LEGAL MATTERS

     The validity of the issuance of the shares of common stock offered by this prospectus has been passed upon for us by Nida & Maloney, LLP, Los Angeles, California.

EXPERTS

     Our consolidated financial statements as of December 31, 2000, and for each of the years in the three-year period ended December 31, 2000, and all related schedules, have been incorporated by reference in the registration statement in reliance upon the report of Singer Lewak Greenbaum &Goldstein, LLP, independent certified public accountants, incorporated by reference, and upon the authority of said firm as experts in accounting and auditing.

      No dealer, salesperson, or other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by GenesisIntermedia, Inc. or any selling stockholder. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy securities in any circumstances in which an offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of the company since the date of this prospectus or that the information contained in this prospectus is correct as of any date subsequent to its date.

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GENESISINTERMEDIA, INC.

10,615,884 SHARES

COMMON STOCK

PROSPECTUS

May 25, 2001